AGREEMENT

         THIS AGREEMENT made this 9th day of February 1998, between Monaco Records ("MR"), with its principal place of business at Gildo Pastor Center, 7 Rue du Gabian, Monaco, and Planet Entertainment Corporation ("PEC"), a Florida Corporation, with its principal place of business at 222 Highway 35, Middletown, New Jersey, USA.

         WHEREAS, MR is an owner, distributor and marketer of certain recorded music and other properties in Europe;

         WHEREAS, PEC owns the rights to certain master recordings of recorded music and other properties and is desirous of marketing and distributing these properties in Europe;

         WHEREAS, PEC and MR are desirous of entering into a joint venture for the purpose of distributing PEC's products in Europe.

         NOW in consideration for the mutual promises, and other consideration as expressly set forth herein, the parties do hereby agree as follows:

         1. MR will assist in building the Monaco label by releasing catalog albums under the Monaco/PNEC label using Planet's catalog and future catalog to be acquired. PEC shall contribute approximately 1,000 recordings sufficient to produce approximately 100 albums for immediate distribution through Monaco/PNEC. All catalog sales will be divided and distributed on a 50/50 basis after recoupment of all costs. All costs incurred shall be at arms length and compiled in accordance with Generally Accepted Accounting Principles.

         2. In consideration of the foregoing, the Monaco/PNEC Label shall abide by all contractual obligations made by Planet for the use of the catalog, shall notify us of all compilations and release made by the joint venture, and shall provide each of the parties with an accounting of all such sales and costs on a quarterly basis. All future ventures will be mutually agreed upon by both parties in writing.
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         3. As additional consideration, the Joint Venture shall open and maintain a checking account into which all revenue income will be deposited and from which all disbursements shall be paid.

         4. All artists royalties and mechanical licenses shall be hold in a separate bank escrow account to be paid when called for.

         6. This Agreement shall be for a term of five years, and made by extended by the parties in writing.

         7. This is the entire agreement between the parties, and there have been no prior or contemporaneous promises or representations made by the parties not expressly set forth herein. This Agreement is binding on the parties and their successors, but may not be assigned by MR without the express, written consent of PEC.

         8. The parties to this Agreement hereby consent to the jurisdiction of any court of competent jurisdiction in the State of New Jersey, and hereby agree to be bound by New Jersey law in connection with any dispute arising out of this Agreement.


         IN WITNESS HEREOF, the parties do hereby affix their hand and seal this ___ day of February 1998.

MONACO RECORDS                                    PLANET ENTERTAINMENT CORP.

/s/ Herman Erbel                                  /s/ Joseph Venneri
------------------------------                    -----------------------------
 By Herman Erbel                                   By Joseph Venneri
 President                                         President